Exhibit 99.a(22)

MANNING & NAPIER FUND, INC.

ARTICLES OF AMENDMENT

MANNING & NAPIER FUND, INC. (the “Corporation”), a corporation organized under the laws of the State of Maryland, having its principal place of business at 290 Woodcliff Drive, Fairport, New York 14450, does hereby certify to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

SECOND: As permitted by and in accordance with the Articles of Incorporation of the Corporation and Section 2-605 of the Maryland General Corporation Law, a majority of the Corporation’s Board of Directors on November 12, 2007 adopted resolutions for the purpose of redesignating certain classes of the Company’s common stock, as set forth below:

Current Designation	New Designation
Pro-Blend Conservative Term Series Class A	Pro-Blend Conservative Term Series Class S
Pro-Blend Moderate Term Series Class A	Pro-Blend Moderate Term Series Class S
Pro-Blend Extended Term Series Class A	Pro-Blend Extended Term Series Class S
Pro-Blend Maximum Term Series Class A	Pro-Blend Maximum Term Series Class S

THIRD: The description of the shares of stock designated as set forth above, including any preference, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption is as set forth in the Corporation’s Articles of Incorporation and has not changed in connection with these Articles of Amendment.

FOURTH: Pursuant to the requirements of Section 2-607 of the Maryland General Corporation Law, these Articles of Amendment are limited to changes expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

FIFTH: These Articles of Amendment shall become effective at 9:00 a.m., Eastern Time, on February 28, 2008.

SIXTH: These Articles of Amendment supersede the Articles of Amendment filed on February 4, 2008 to become effective at 9:00 a.m., Eastern Time, on March 1, 2008.

IN WITNESS WHEREOF, MANNING & NAPIER FUND, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and its corporate seal to be hereunto affixed and attested by its Secretary as of the 27th day of February, 2008.

MANNING & NAPIER FUND, INC.

By:	/s/ B. Reuben Auspitz
B. Reuben Auspitz
President

[SEAL]

Attest:

/s/ Jodi Hedberg
Jodi Hedberg
Secretary

THE UNDERSIGNED, President of Manning & Napier Fund, Inc., who executed on behalf of said corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/ B. Reuben Auspitz
B. Reuben Auspitz
President